Exhibit 99.1

Upbound Group’s Acima Leasing Announces CFPB’s Voluntary Dismissal of Previously Disclosed Lawsuit

Dismissal Brings Longstanding Matter and Litigation to An End

PLANO, Texas--(BUSINESS WIRE)—March 6, 2025-- Acima Leasing (“Acima”), one of the leading providers of lease-to-own solutions and a business of Upbound Group, Inc. (NASDAQ: UPBD) (“Upbound” or the “Company”), today announced that the U.S. Consumer Financial Protection Bureau (the “CFPB”) has voluntarily dismissed with prejudice its lawsuit against Acima, which, as the Company previously disclosed, the CFPB filed in the United States District Court for the District of Utah in 2024 regarding certain alleged business practices. The CFPB’s dismissal follows its multi-year investigation which began prior to Upbound’s acquisition of Acima in 2021. Acima will not pay any money, be required to change any business practices, or be subject to any injunctive or other relief, and the dismissal with prejudice ends the CFPB’s challenge to the alleged business practices that were the subject of its investigation and lawsuit. In connection with the CFPB’s determination to drop its claims against Acima, Acima has agreed to dismiss the lawsuit it filed against the CFPB in the United States District Court for the Eastern District of Texas, which challenged the CFPB’s authority to pursue those claims against Acima.

Acima provides its customers with the opportunity to access quality brand-name products for their homes and families through flexible lease-to-own options. Acima vigorously disputed the CFPB’s allegations and contended, among other things, that the CFPB’s investigation and lawsuit constituted an illegal attempt to expand its authority as limited by federal law and usurp the long-standing, comprehensive state regulatory framework governing the lease-to-own industry.

“We welcome and appreciate the CFPB’s recognition that it was appropriate to dismiss its lawsuit and finally bring this longstanding matter to an end,” said Mitchell Fadel, Chief Executive Officer of Upbound. “Acima is dedicated to serving its customers with transparency, fairness and in compliance with applicable laws and to providing them with best-in-class solutions that improve their lives, and we look forward to continuing to focus on serving our customers and retailers.”

About Upbound Group, Inc.

Upbound Group, Inc. (NASDAQ: UPBD), is a technology and data-driven leader in accessible and inclusive financial solutions that address the evolving needs and aspirations of underserved consumers. The Company’s customer-facing operating units include industry-leading brands such as Acima®, Brigit™, and Rent-A-Center® that facilitate consumer transactions across a wide range of store-based and digital channels, including over 2,300 company branded retail units across the United States, Mexico and Puerto Rico. Upbound Group, Inc. is headquartered in Plano, Texas. For additional information about the Company, please visit our website Upbound.com.

Investor Contact

Upbound Group, Inc.

Jeff Chesnut

SVP, IR & Corporate Development

972-801-1108

jeff.chesnut@upbound.com